Exhibit 99.1
August 4, 2006
Board of Directors
Alcatel
54, rue La Boétie 75008
Paris, France

Re:	Amendment No. 1 to Registration Statement on Form F-4 of Alcatel (File No. 333-133919)
Gentlemen:
Reference is made to our opinion letter, dated April 2, 2006, with respect to the fairness from a financial point of view to Alcatel (the “Company”) of the Exchange Ratio (as defined in our opinion letter) pursuant to the Agreement and Plan of Merger, dated as of April 2, 2006, by and among the Company, Merger Sub, a wholly owned subsidiary of the Company, and Lucent Technologies, Inc.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Financial Advisors — Alcatel,” “The Merger — Background of the Merger,” “The Merger — Alcatel’s Reasons for the Merger — Other Transaction Considerations,” and “The Merger — Opinion of Goldman Sachs, Financial Advisor to Alcatel” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
  /s/ Goldman Sachs International
GOLDMAN SACHS INTERNATIONAL